Exhibit 5.1

STROOCK & STROOCK & LAVAN LLP
180 MAIDEN LANE
NEW YORK, N.Y.  10038

October 31, 2012

UMH Properties, Inc.
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, New Jersey 07728

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your issuance on the date hereof of a total of 1,250,000 shares (the “Shares”) of the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) in a public offering covered by the Company’s shelf registration statement on Form S-3 (Registration No. 333-171338) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2010 registering up to $100,000,000 aggregate initial offering price of shares of common stock and shares of preferred stock to be issued to the public from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

In furnishing this opinion, we have examined copies of the Registration Statement, the Company’s Articles of Incorporation and By-Laws, as amended to date, resolutions adopted by the Company’s Board of Directors, and by a duly authorized committee of such Board, authorizing the filing of the Registration Statement and the issuance and sale of the Shares, and evidence that the Company has executed and filed with the Department of Assessments and Taxation of the State of Maryland Articles Supplementary setting forth the terms of the Shares, Articles of Amendment increasing the Company’s authorized capital stock by 8,175,000 shares of Common Stock and Articles Supplementary to the Company’s Articles of Incorporation reclassifying 1,175,000 shares of Common Stock to be shares of Series A Preferred Stock.

We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and (ii) when the Shares have been issued, delivered and paid for, the Shares will be legally issued, fully paid and nonassessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the Maryland General Corporation Law and the federal laws of the United States of America.  This opinion is limited to the laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission relating to the sale of the Shares.  In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP